Exhibit 99.1
China Integrated Energy, Inc. Announces Preliminary Third Quarter Financial Results and Increases Full Year Guidance

Q3 Sales expected to increase 12.9% YOY to $71 Million and Net Income is expected to increase 4.4% YOY to $9.5 Million

2009 Full Year Guidance: Sales now expected to be $265 million with Net Income of $35 million

XI’AN, China, October 15 /PRNewswire-Asia-FirstCall/ -- China Integrated Energy, Inc. (Nasdaq: CBEH - News; the “Company”), a leading non-state-owned integrated energy company in China, today announced its selected unaudited preliminary financial results for the third quarter of 2009.

The Company estimates sales to be at least $71 million and net income to be at least $9.5 million, representing increases of 12.9% and 4.4%, respectively, compared to the third quarter of 2008.

“We are pleased with our preliminary results for the third quarter, which included measured growth in sales volume for both our distribution and retail gas station segments,” commented Mr. Gao Xincheng, Chief Executive Officer.

In addition, the Company is increasing its 2009 full year guidance and now expects sales of at least $265 million with net income of at least $35 million, which represents 22.4% and 87.2% growth over 2008, respectively. This compares to previously issued sales and net income guidance of $240.7 million and $33.7 million.

The selected estimated results mentioned above for the third quarter of 2009 are preliminary and are subject to the completion of the Company’s normal quarter-end review process. The Company’s actual results may differ from these estimates.

The Company will conduct a conference call on or before November 11, 2009 to discuss third quarter 2009 financial results. Details for the call will be forthcoming.

About China Integrated Energy, Inc.

The Company is a leading non-state-owned integrated energy company in the PRC engaged in three business segments, the wholesale distribution of finished oil and heavy oil products, the production and sale of biodiesel and the operation of retail gas stations. The Company’s primary business segment is the wholesale distribution of finished oil and heavy oil products. The Company also operates a 100,000-ton biodiesel production plant and seven retail gas stations in China.

Safe Harbor Statement

This press release contains forward-looking statements. These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include estimates for sales and net income for the third quarter of 2009 and the full year 2009. Forward-looking statements involve inherent risks and uncertainties and actual results may differ materially from such estimates depending on future events and other changes in business climate and market conditions. The Company cautions investors that actual results may differ materially from the anticipated results. The Company disclaims any obligation to update or correct any forward-looking statements.

For more information, please contact:

China Integrated Energy, Inc.
Alex Gong, VP of Capital Market
Tel:  +86-136-0127-9912
Email:  alexgong08@gmail.com
Web:  http://www.cbeh.net.cn

HC International, Inc.
Ted Haberfield, Executive VP
Tel:  + 1-760-755-2716
Email:  thaberfield@hcinternational.net
Web:  http://www.hcinternational.net